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               CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. ANNOUNCES
                    MUTUAL TERMINATION OF MERGER AGREEMENT
                             WITH SBS BROADCASTING

                  -CME to Receive $8.25 Million Break-Up Fee-
                   -CME and SBS Enter Six Month Non-Compete-
                -CME to sell Hungary Assets for $18.0 Million-
             -CME Receives Option to Purchase Kanal A in Slovenia
                         from SBS for $12.25 Million-

         Czech Republic, September 28, 1999 - Central European Media Enterprises Ltd. ("CME") (Nasdaq: CETV) announced today that it has reached agreement in principal to mutually terminate its merger agreement with SBS Broadcasting. As part of the termination SBS will pay CME a break-up fee of $8.25 million. In addition both parties have agreed to enter into a six-month non-compete, ending on March 28, 2000. SBS will not compete with CME in advertiser supported, free-to-air television broadcasting in the Czech Republic, Slovakia and Ukraine. CME will not compete in any of SBS' existing markets, other than Slovenia, where CME and SBS currently operate POP TV and Kanal A, respectively.

         CME will sell substantially all of its Hungarian operations to SBS for $18.0 million. In Slovenia, SBS will grant CME an option to acquire for $12.25 million an unencumbered 80 percent voting and economic interest in Kanal A exercisable until the earlier of June 30, 2001 or six months from the date SBS confirms that it has the ability to transfer such interest to CME.

         Fred Klinkhammer, President and Chief Executive Officer of CME, said, "The highjacking of our Czech business by Vladamir Zelezny and the Czech Media Council's and police force's failures to enforce the rule of law and protect foreign investors from this kind of frontier behavior has destroyed the ability of the shareholders of both companies to fairly assess the value of CME now or in the predictable future. CME will continue to pursue all legal remedies available to seek restoration and compensatory damages from those responsible."

         Klinkhammer also stated, "The sale of the Hungary assets and option agreement to purchase Kanal A will allow CME to concentrate on the markets where CME is the undisputed leader in both audience shares and advertising revenue."

                                 -continued-

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         For more information on the situation in the Czech Republic please refer to the Company's press release on 8-K filing for September 9, 1999.

Forward-looking Statements

         Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, could differ materially from those described in or contemplated by the forward-looking statements.

         CME broadcasts in Central and Eastern Europe and is traded on the Nasdaq National Market in the U.S. under the symbol "CETV".

                                     # # #

For further information, contact:

Chris Plunkett or Michael Smargiassi
Brainerd Communicators, Inc.
Tel: 212 986-6667